FOR IMMEDIATE RELEASE
Wednesday, May 1, 2024

Titan International, Inc. Reports First Quarter Financial Performance

Delivers Solid Profitability with Adjusted EBITDA of $50 Million and Adjusted EPS of $0.29

Integration of Carlstar Driving ‘One Stop Shop’ Positioning in Ag and Consumer Segments for Long-Term growth

WEST CHICAGO, ILLINOIS, May 1, 2024 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the first quarter ended March 31, 2024. Results for the first quarter of 2024 include approximately one month of results from the February 29, 2024 acquisition of Carlstar Group LLC (“Carlstar”).

Paul Reitz, President and Chief Executive Officer, stated, “The last two months have been very exciting for us as we have been running full speed integrating Carlstar into our existing operations. I have been particularly impressed by the enthusiasm I see from everyone at Titan and our new team members that joined us with the acquisition. One of the key strategic rationales for the acquisition was our expected ability to be a ‘one stop shop’ for customers by delivering best in class products with a deep portfolio for both aftermarket and OEM channels. From top to bottom, our employees understand this vision and are working hard every day to make it happen. We have made a lot of progress integrating Carlstar’s operations and are very pleased by the initial feedback we’ve received from the market on the ‘new Titan’ and how that benefits our customers.”

Mr. Reitz continued, “As we look towards the future, we believe Titan is positioned to deliver more consistent, stronger results throughout various market cycles due to the structural changes we have made in recent years and with the opportunities created by the Carlstar acquisition. We design and manufacture market leading products meeting the needs of customers that serve crucial mega-trend sectors of the global economy that, when combined with our long history of driving innovative products in the marketplace, provide us with long-term growth opportunities. Using that as a basis along with recent financial performance of Titan and Carlstar, along with expected synergies, we believe the combined companies in a typical year would have earnings power of $250 million to $300 million of adjusted EBITDA with free cash flow of at least $125 million. Our team is focused on implementing the short and long-term actions needed to deliver this and more, and while fiscal year 2024 results will be impacted by soft market conditions, it is good for our investors to have a perspective on the future opportunities and our steadfast focus on building shareholder value.”

Mr. Reitz continued, “Turning to our first quarter, we were able to deliver solid results in the midst of challenging market conditions. Overall, all three of our sectors continue to be impacted by macro uncertainty, which is affecting many industries. Returning to our theme of ‘controlling what we can control’, during the first quarter we focused on our operating efficiency and other levers at our disposal to maximize our profitability. Gross margin was 16.7% on an adjusted basis, with Ag segment adjusted margins expanding to 17.2% from 16.1% a year ago. Consumer segment adjusted gross margin was 21.3%, up from 20.7% last year. Earthmoving/Construction adjusted gross margins lagged our other two segments at 14.0%, compared with 18.7%, as OEM volume declines in Europe and Latin America weighed on margins.”

Mr. Reitz concluded, “The Titan team is experienced in handling market cycles and skilled at making timely decisions to adapt to evolving market conditions. We are seeing reduced OEM demand in all geographies and segments but remain confident that our end-markets are well supported by farmer incomes and balance sheets along

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with the global need for long-term infrastructure investments, so we don’t expect a slowdown to be deep or protracted. We have seen tire and wheel inventory levels normalizing in the dealer channels, but overall sales levels are still running below our exceptional performance in 2022 and 2023. We expect sales activity within the Ag sector to be directly correlated with overall market activity in the first half of the year. Our Earthmoving/Construction segment continues to have a favorable long-term outlook despite the near-term volatility. With Carlstar contributing in full beginning with the second quarter of 2024, compared with only one month of contribution in Q1 2024, our Consumer segment sales now represent a more meaningful proportion of our total sales. While the consumer sector is facing some of the same macro headwinds as our other two segments, in the form of interest rate uncertainty, geopolitical instability and a looming Presidential election, we are encouraged by our new opportunities and the overall margin profile of the segment. Key to that is our aftermarket business, as that is less correlated to new equipment sales, along with sales synergies we expect to realize as a result of our one stop shop strategy. Titan remains in a strong position to succeed in capturing value due to the strength that we have created over the last several years.”

Second Quarter 2024 Outlook

The Company is introducing financial guidance for Q2 2024 as follows:
•Revenues are expected to range between $525 million to $575 million
•SG&A plus royalty and R&D expense at approximately 11.0% of sales
•Adjusted EBITDA of $45 million to $55 million
•Free cash flow to range between $30 to $40 million
•Capital expenditures to range between $15 to $20 million

David Martin, Chief Financial Officer, added, “As Paul noted, macro uncertainty is acute right now, impacting our end markets as well as many others. With that in mind, we’re providing guidance for the second quarter while the lack of adequate visibility leads us to refrain from giving full year guidance at this time. We are also including SG&A guidance as Carlstar’s operating expense profile is different than Titan’s, due to their distribution center model.”

Mr. Martin concluded, “At quarter end our net debt was $370 million. That’s in line with our modeling as we closed the Carlstar acquisition, and we expect to prioritize debt paydown as we move through the year. Based on our current integration progress, we expect to achieve bottom line synergies of $5 million to $6 million this year and $25 million to $30 million over the longer term. We will be opportunistic in allocating cash as we have approximately $15 remaining under the Board authorized $50 million share repurchase program. Our balance sheet strength and cash flow prospects set us up to create value over the long-term.”

Results of Operations

Net sales for the three months ended March 31, 2024 were $482.2 million, compared to $548.6 million in the comparable period of 2023. Net sales changes were primarily attributed to the agricultural and earthmoving/construction segments. This was due to a decrease in sales volume caused by lower levels of end customer demand in agricultural equipment, and economic softness in Brazil. The volume change was positively impacted by the inclusion of net sales from the Carlstar acquisition for one month. It was also impacted by negative price due to lower raw material and other input costs, most notably steel, and unfavorable foreign currency translation of 2.3%.

Gross profit for the three months ended March 31, 2024 was $77.4 million, or 16.0% of net sales, compared to $95.6 million, or 17.4% of net sales, for the three months ended March 31, 2023. The changes in gross profit and gross margin for three months ended March 31, 2024 as compared to the prior year period were due to the lower sales, which resulted in lower fixed cost leverage. Excluding the impact of the inventory revaluation step-up associated with the Carlstar purchase price allocation of $3.4 million, gross profit was $80.7 million, or 16.7% of net sales.

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Selling, general and administrative expenses for the three months ended March 31, 2024 were $39.4 million, or 8.2% of net sales, compared to $34.5 million, or 6.3% of net sales, for the three months ended March 31, 2023. The change in SG&A for the three months ended March 31, 2024 as compared to the prior year period was primarily due to recurring SG&A incurred on the Carlstar operations that includes management of distribution centers.

Acquisition related expenses for the three months ended March 31, 2024 were $6.2 million, associated with the transaction-related expenses for Carlstar.

Income from operations for the three months ended March 31, 2024 was $25.1 million, compared to income from operations of $55.1 million for the three months ended March 31, 2023. The change in income from operations for the three months ended March 31, 2024 as compared to the prior year periods was primarily due to lower net sales and the net result of the items previously discussed.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2024	2023	% Increase / (Decrease)
Net sales	$239,673	$305,858	(21.6)%
Gross profit	40,619	49,250	(17.5)%
Profit margin	16.9%	16.1%	5.0%
Income from operations	24,010	32,569	(26.3)%

Net sales in the agricultural segment were $239.7 million for the three months ended March 31, 2024, as compared to $305.9 million for the comparable period in 2023. The net sales change was primarily attributed to lower sales volume in North and South America, resulting from overall softness in demand for agricultural equipment, and a decline in Brazilian economic activity. The change in net sales was also influenced by the unfavorable impact of foreign currency translation of 4.3%.

Gross profit in the agricultural segment was $40.6 million for the three months ended March 31, 2024, as compared to $49.3 million in the comparable period in 2023.  The change in gross profit was attributed to lower sales volume. The increase in profit margin was due to the measures taken to improve financial performance, along with lower raw material and other input costs, which have helped offset the impact of lower fixed cost leverage.

Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2024	2023	% Decrease
Net sales	$165,208	$198,924	(16.9)%
Gross profit	22,977	37,224	(38.3)%
Profit margin	13.9%	18.7%	(25.7)%
Income from operations	8,834	23,538	(62.5)%

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The Company's earthmoving/construction segment net sales were $165.2 million for the three months ended March 31, 2024, as compared to $198.9 million in the comparable period in 2023. The change in earthmoving/construction sales was primarily due to lower sales volume in the Americas and the undercarriage business which was caused by a slowdown at construction OEM customers. In addition, the net sales change was impacted by negative price due to lower raw material and other input costs.

Gross profit in the earthmoving/construction segment was $23.0 million for the three months ended March 31, 2024, as compared to $37.2 million for the three months ended March 31, 2023. The changes in gross profit and margin were primarily attributed to the lower sales volume, which also resulted in lower fixed cost leverage and contractual price give backs due to lower steel prices, respectively.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2024	2023	% Increase / (Decrease)
Net sales	$77,328	$43,862	76.3%
Gross profit	13,774	9,083	51.6%
Profit margin	17.8%	20.7%	(14.0)%
Income from operations	5,113	6,792	(24.7)%

Consumer segment net sales were $77.3 million for the three months ended March 31, 2024, as compared to $43.9 million for the three months ended March 31, 2023. The increase in sales was driven by the positive effects of Carlstar acquisition, which contributed one month of results in the first quarter of 2024. The increase was partially offset by lower sales volumes, primarily in Americas, where demand was lower from the softer market conditions.

Gross profit from the consumer segment was $13.8 million for the three months ended March 31, 2024, as compared to $9.1 million for the three months ended March 31, 2023. The increase in gross profit was driven by the positive effects of the Carlstar acquisition. The change in profit margin was primarily due to the effect of the inventory revaluation step-up associated with the Carlstar purchase price allocation.

Non-GAAP Financial Measures

Adjusted EBITDA was $49.7 million for the first quarter of 2024, compared to $67.6 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the first quarter of 2024 was income of $19.0 million, equal to income of $0.29 per basic and diluted share, compared to adjusted net income of $33.6 million, equal to income of $0.53 per basic and diluted share, in the first quarter of 2023. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

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Financial Condition

The Company ended the first quarter of 2024 with total cash and cash equivalents of $203.6 million, compared to $220.3 million at December 31, 2023. Long-term debt at March 31, 2024, was $554.4 million, compared to $409.2 million at December 31, 2023. Short-term debt was $18.7 million at March 31, 2024, compared to $16.9 million at December 31, 2023. Net debt (total debt less cash and cash equivalents) was $369.5 million at March 31, 2024, compared to $205.8 million at December 31, 2023.

Net cash provided by operating activities for the first three months of 2024 was $2.0 million, compared to net cash provided by operating activities of $24.1 million for the comparable prior year period. Operating cash flows decreased by $22.1 million when comparing the first three months of 2024 to the comparable period in 2023. This decrease was primarily due to lower net income, partially offset by the positive effect of focused working capital management, especially the change in accounts payable of $15.0 million and solid collections efforts on accounts receivable improving by $15.4 million, which helped offset the inventory effect of $11.6 million. Capital expenditures were $16.6 million for the first three months of 2024, compared to $11.7 million for the comparable prior year period. Capital expenditures during the first three months of 2024 and 2023 represent scheduled equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 2, 2024, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/722246104 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 314632

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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2024	2023

Net sales	$482,209	$548,644
Cost of sales	404,839	453,087
Gross profit	77,370	95,557
Selling, general and administrative expenses	39,420	34,472
Acquisition related expenses	6,196	—
Research and development expenses	3,654	3,014
Royalty expense	3,028	2,935
Income from operations	25,072	55,136
Interest expense, net	(5,492)	(6,492)
Foreign exchange loss	(275)	(1,760)
Other income	405	762
Income before income taxes	19,710	47,646
Provision for income taxes	9,736	14,216
Net income	9,974	33,430
Net income attributable to noncontrolling interests	773	1,592
Net income attributable to Titan and applicable to common shareholders	$9,201	$31,838

Earnings per common share:
Basic	$0.14	$0.51
Diluted	$0.14	$0.50
Average common shares and equivalents outstanding:
Basic	64,928	62,905
Diluted	65,704	63,621

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2024	December 31, 2023

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$203,628	$220,251
Accounts receivable, net	355,559	219,145
Inventories	504,945	365,156
Prepaid and other current assets	91,004	72,229
Total current assets	1,155,136	876,781
Property, plant and equipment, net	450,446	321,694
Operating lease assets	108,777	11,955
Goodwill	12,867	—
Intangible assets, net	17,046	1,431
Deferred income taxes	26,283	38,033
Other long-term assets	43,040	39,351
Total assets	$1,813,595	$1,289,245

Liabilities
Current liabilities
Short-term debt	$18,693	$16,913
Accounts payable	287,933	201,201
Operating leases	12,289	5,021
Other current liabilities	176,148	149,240
Total current liabilities	495,063	372,375
Long-term debt	554,440	409,178
Deferred income taxes	4,708	2,234
Operating leases	95,467	6,153
Other long-term liabilities	32,982	31,890
Total liabilities	1,182,660	821,830

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued at March 31, 2024 and 66,525,269 at December 31, 2023)	—	—
Additional paid-in capital	735,544	569,065
Retained earnings	178,824	169,623
Treasury stock (at cost, 5,613,074 shares at March 31, 2024 and 5,809,414 shares at December 31, 2023)	(51,300)	(52,585)
Accumulated other comprehensive loss	(232,925)	(219,043)
Total Titan shareholders’ equity	630,143	467,060
Noncontrolling interests	792	355
Total equity	630,935	467,415
Total liabilities and equity	$1,813,595	$1,289,245

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended March 31,
Cash flows from operating activities:	2024	2023
Net income	$9,974	$33,430
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,001	10,830
Deferred income tax provision	3,491	4,089
Loss (gain) on fixed asset and investment sale	25	(10)
Stock-based compensation	32	700
Issuance of stock under 401(k) plan	441	429
Foreign currency gain	(390)	(230)
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	(43,140)	(58,541)
Inventories	(136)	11,486
Prepaid and other current assets	(6,548)	(3,932)
Other assets	(4,037)	(459)
Increase in liabilities, net of acquisitions:
Accounts payable	25,196	10,237
Other current liabilities	3,695	15,947
Other liabilities	1,401	110
Net cash provided by operating activities	2,005	24,086
Cash flows from investing activities:
Capital expenditures	(16,607)	(11,698)
Business acquisition, net of cash acquired	(142,207)	—
Proceeds from sale of fixed assets	52	258
Net cash used for investing activities	(158,762)	(11,440)
Cash flows from financing activities:
Proceeds from borrowings	154,771	2,360
Repayments of debt	(7,021)	(11,382)
Repurchase of common stock	(1,402)	(1,293)
Other financing activities	(642)	(130)
Net cash provided by (used for) financing activities	145,706	(10,445)
Effect of exchange rate changes on cash	(5,572)	2,338
Net (decrease) increase in cash and cash equivalents	(16,623)	4,539
Cash and cash equivalents, beginning of period	220,251	159,577
Cash and cash equivalents, end of period	$203,628	$164,116

Supplemental information:
Interest paid	$843	$863
Income taxes paid, net of refunds received	$5,549	$3,767
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$168,693	$—

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2024 and 2023 (in thousands, except percentages).

	Three months ended				Three months ended
	March 31, 2024				March 31, 2023
	Agricultural	Earthmoving/Construction	Consumer	Total	Total
Gross profit, as reported	$40,619	$22,977	$13,774	$77,370	$95,557
Gross Margin	16.9%	13.9%	17.8%	16.0%	17.4%
Adjustments:
Carlstar inventory fair value step-up	614	94	2,668	3,376	—
Gross profit, as adjusted	$41,233	$23,071	$16,442	$80,746	$95,557
Adjusted Gross Margin	17.2%	14.0%	21.3%	16.7%	17.4%

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The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2024 and 2023 (in thousands, except earnings per share).

	Three months ended
	March 31,
	2024	2023

Net income attributable to Titan and applicable to common shareholders	$9,201	$31,838
Adjustments:
Foreign exchange loss	275	1,760
Carlstar transaction costs	6,196	—
Carlstar inventory fair value step-up	3,376	—
Adjusted net income attributable to Titan and applicable to common shareholders	$19,048	$33,598

Adjusted earnings per common share:
Basic	$0.29	$0.53
Diluted	$0.29	$0.53

Average common shares and equivalents outstanding:
Basic	64,928	62,905
Diluted	65,704	63,621

The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three-month periods ended March 31, 2024 and 2023 (in thousands).

	Three months ended
	March 31,
	2024	2023

Net income	$9,974	$33,430
Adjustments:
Provision for income taxes	9,736	14,216
Interest expense, excluding interest income	8,147	7,391
Depreciation and amortization	12,001	10,830
EBITDA	$39,858	$65,867
Adjustments:
Foreign exchange loss	275	1,760
Carlstar transaction costs	6,196	—
Carlstar inventory fair value step-up	3,376	—
Adjusted EBITDA	$49,705	$67,627

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The table below sets forth, for the three months ended March 31, 2024, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended March 31,			Change due to currency translation		Three months ended March 31,
	2024	2023	% Change from 2023	$	%	Constant Currency
United States	$258,363	$268,032	(3.6)%	$—	—%	$258,363
Europe / CIS	126,790	153,495	(17.4)%	(3,678)	(2.4)%	130,468
Latin America	72,481	102,521	(29.3)%	(2,468)	(2.4)%	74,949
Other International	24,575	24,596	(0.1)%	(6,592)	(26.8)%	31,167
	$482,209	$548,644	(12.1)%	$(12,738)	(2.3)%	$494,947

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	March 31, 2024	December 31, 2023	March 31, 2023

Long-term debt	$554,440	$409,178	$413,371
Short-term debt	18,693	16,913	23,836
Total debt	$573,133	$426,091	$437,207
Cash and cash equivalents	203,628	220,251	164,116
Net debt	$369,505	$205,840	$273,091

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended
	March 31,
	2024	2023

Net cash provided by operating activities	$2,005	$24,086
Capital expenditures	(16,607)	(11,698)
Free cash flow	$(14,602)	$12,388

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